                             SEI TAX EXEMPT TRUST

                                  RULE 18F-3
                              MULTIPLE CLASS PLAN

                                 JUNE 5, 1995

                                 INTRODUCTION


          SEI Tax Exempt Trust (the "Trust"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") in offering multiple classes of units of beneficial interest ("shares") in each Fund. The Plan sets forth the differences among classes, including shareholder services, distribution arrangements, expense allocations, and conversion or exchange options.

A.   ATTRIBUTES OF SHARE CLASSES

          The rights of each existing class of the Trust shall be as set forth in the resolutions and related materials of the Trust's Board adopted pursuant to the order dated September 9, 1993, obtained by SEI Liquid Asset Trust, et al.
                                                                          -- ---
(Inv. Co. Act Release No. IC-19698), and attached hereto as Exhibits A - C.

          With respect to any class of shares of a separately-managed portfolio of the Trust (herein, a "Fund") created after the date hereof, each share of a Fund will represent an equal pro rata interest in the Fund and will have
                             --- ----
identical terms and conditions, except that: (i) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will separately bear any distribution expenses ("distribution fees") in connection with a plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan"), and will separately bear any non-Rule 12b-1 Plan service payments ("service fees") that are made under any servicing agreement entered into with respect to that class;
(iii) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Fund's operations which are directly attributable to such class ("Class Expenses"); and (iv) shareholders of the class will have exclusive voting rights regarding the Rule 12b-1 Plan and the servicing agreements relating to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B.   EXPENSE ALLOCATIONS

          Expenses of each existing class and of each class created after the date hereof shall be allocated as follows:

(i) distribution and shareholder servicing payments associated with any Rule 12b-1 Plan or servicing agreement relating to each class of shares are (or will be) borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class; and (iii) Class Expenses relating to a particular class are (or will be) borne exclusively by that class.

          Until and unless changed by a Board with respect to a Trust, the methodology and procedures for calculating the net asset value of the various classes of shares and the proper allocation of income and expenses among the various classes of shares shall be as set forth in the Report rendered by each Trust's independent accountants pursuant to the Order.

C.   AMENDMENT OF PLAN; PERIODIC REVIEW

          This Plan must be amended to properly describe (through additional exhibits hereto or otherwise) each new class of shares approved by the Board after the date hereof.

          The Board of the Trust, including a majority of the independent Trustees, must periodically review this Plan for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Fund covered by the Plan.

Excerpted from the minutes of the Special Meeting of the Board of Trustees, March 22, 1993


                            SEI LIQUID ASSET TRUST
                              SEI CASH+PLUS TRUST
                        SEI INSTITUTIONAL MANAGED TRUST
                            SEI INTERNATIONAL TRUST
                             SEI TAX EXEMPT TRUST


WHEREAS, on December 24, 1990 the Securities and Exchange Commission granted an order exempting mutual funds administered or distributed by SEI now or in the future from Sections 18(f), 18(g), and 18(i) of the Investment Company Act of 1940 to permit such funds to sell five classes of shares with different distribution arrangements; and

WHEREAS, said exemptive order requires that the Board of Trustees of each Trust, including a majority of the non-interested Trustees, approve the offering of different classes of shares only after a determination that multiple classes is in the best interest of each Trust and its Shareholders;

WHEREAS, it is in the best interest of the shareholders of each Trust that a retail class of shares be distributed;

NOW THEREFORE, BE IT

VOTED: That based upon information presented to this Board of Trustees, the Trustees, including a majority of the non-interested Trustees, have determined that a retail class system for distribution of shares of each Trust is in the best interests of each Trust and its shareholders.

FURTHER
VOTED: That the form of Distribution Plan for Retail Class be, and it hereby is, adopted by each Trust in accordance with Rule 12b-1 under the Investment Company Act of 1940.

FURTHER
VOTED: That the Board of Trustees must receive and review quarterly statements detailing the amounts paid by each Trust under its Rule 12b-1 Plan for Retail Class shares and under related Servicing Agreements.

FURTHER
VOTED: That the Adviser and the Distributor shall report to the Board of Trustees any material conflicts of interest that develop between classes of shares of each Trust.

FURTHER
VOTED: That the form of the Retail Transfer Agent Agreement be, and it hereby is, adopted by each Trust.


          There being no further business, the meeting was adjourned.


                              Richard W. Grant
                              Secretary

                               DISTRIBUTION PLAN
                               ProVantage Funds

     WHEREAS, SEI Tax Exempt Trust (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Trust's ProVantage Funds Class and the owners of units of beneficial interest ("Shareholders") in the Trust's ProVantage Funds Class;

     NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

     Section 1. The Trust has adopted this ProVantage Funds Distribution Plan
     ----------
("Plan") to enable the Trust to directly or indirectly bear expenses relating to the distribution of ProVantage Funds securities of which the Trust is the issuer.

     Section 2. The Trust may incur expenses for the items stipulated in Section
     ----------
3 of this Plan in an amount equal to .30% of the average daily net assets of the ProVantage Funds of the Portfolios. All expenditures pursuant to this Plan shall be made only pursuant to authorization by the President, any Vice President or the Treasurer of the Trust. If there should be more than one series of Trust shares, expenses incurred pursuant to this Plan shall be allocated among the several series of the Trust on the basis of their relative net asset values, unless otherwise determined by a majority of the Qualified Trustees.

In addition, the Trust will pay the Distributor a fee on the ProVantage Funds of the Portfolios up to the amount set forth on Exhibit A. The Distributor may use this fee for (i) compensation for its services in connection with distribution assistance or provision of shareholder services; or (ii) payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers and the Distributor's affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance or provision of shareholder services.

     Section 3. Expenses permitted pursuant to this Plan shall include, and be
     ----------
limited to, the following:

     (a) The incremental printing costs incurred in producing for and distributing to persons other than current Shareholders of the Trust the reports, prospectuses, notices and similar materials that are prepared by the Trust for current Shareholders,

     (b) advertising,

     (c) the costs of preparing, printing and distributing any literature used in connection with the offering of the Trust's Shares and not covered by Section 3(a) of this Plan; and

     (d) expenses incurred in connection with the promotion and sale of the Trust's Shares including, without limitation, travel and communication expenses and expenses for the compensation of and benefits for sales personnel.


     Section 4. This Plan shall not effect until it has been approved (a) by a
     ----------
vote of at least a majority of the outstanding voting securities of the Trust's ProVantage Fund's Class; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

     Section 5. This Plan shall continue in effect for a period of more than one
     ----------
year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part(b) of Section 4 herein for the approval of this Plan.

     Section 6. Any person authorized to direct the disposition of monies paid
     ----------
or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 7. This Plan may be terminated at any time by the vote of a
     ----------
majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust's ProVantage Funds Class.

     Section 8. All agreements with any person relating to implementation of
     ----------
this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of Shareholders holding a majority of the Trust's outstanding voting securities, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     Section 9. This Plan may not be amended to increase materially the amount
     ----------
of distributing expenses permitted pursuant to Section 2 hereof without the approval of

Shareholders holding a majority of the outstanding voting securities of the Trust, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 4 herein for the approval of this Plan.

     Section 10. As used in this Plan, (a) the term "Qualified Trustees" shall
     ----------
mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the securities and Exchange Commission.

     Section 11. While this Plan is in effect, the selection and nomination of
     ----------
those Trustees who are not interested persons of the Trust within the meaning of
Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

     Section 12. This Plan shall not obligate the Trust or any other party to
     ----------
enter into an agreement with any particular person.

                                   EXHIBIT A
                                   ---------


Tax Free Portfolio..............................................        .25%
California Tax Exempt Portfolio.................................        .25%
Intermediate-Term Municipal Portfolio...........................        .30%
Massachusetts Intermediate-Term Municipal Portfolio.............        .30%
Pennsylvania Municipal Portfolio................................        .30%

                                   EXHIBIT A
                                   ---------


Tax Free Portfolio..........................................................25%
California Tax Exempt Portfolio.............................................25%
Intermediate-Term Municipal Portfolio.......................................30%
Massachusetts Intermediate-Term Municipal Portfolio.........................30%
Pennsylvania Municipal Portfolio............................................30%
Pennsylvania Tax Free Portfolio.............................................25%
New York Intermediate-Term Municipal Portfolio..............................30%
California Intermediate-Term Municipal Portfolio............................30%




Amended December 10, 1993

SEI TAX EXEMPT TRUST
DECEMBER 31, 1994
--------------------------------------------------------------------------------

CALIFORNIA TAX EXEMPT PORTFOLIO
CALIFORNIA INTERMEDIATE-TERM MUNICIPAL PORTFOLIO

--------------------------------------------------------------------------------

Please read this Prospectus carefully before investing, and keep it on file for future reference.

A Statement of Additional Information dated December 31, 1994 has been filed with the Securities and Exchange Commission and is available without charge through the Distributor, SEI Financial Services Company, 680 East Swedesford Road, Wayne, PA 19087 or by calling 1-800-342-5734. The Statement of Additional Information is incorporated into this Prospectus by reference.

SEI Tax Exempt Trust (the "Trust") is a mutual fund that offers financial institutions a convenient means of investing their own funds or funds for which they act in a fiduciary, agency or custodial capacity in one or more professionally managed diversified and non-diversified portfolios of securities. A portfolio may offer separate classes of shares that differ from each other primarily in the allocation of certain distribution expenses and minimum investment amounts. This Prospectus offers Class A, Class B and Class C shares of the California Tax Exempt Portfolio, a money market portfolio (the "California Money Market Portfolio") and Class A shares of the California Intermediate-Term Municipal Portfolio, a fixed income portfolio (the "California Intermediate-Term Portfolio") (each of these two, a "Portfolio").

AN INVESTMENT IN THE PORTFOLIOS IS NEITHER INSURED NOR GUARANTEED BY THE U.S. GOVERNMENT, AND THERE CAN BE NO ASSURANCE THAT THE CALIFORNIA MONEY MARKET PORTFOLIO WILL BE ABLE TO MAINTAIN A STABLE NET ASSET VALUE OF $1.00 PER SHARE.

--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE AC-CURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

 THE TRUST'S SHARES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK. THE SHARES ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. INVESTMENT IN THE SHARES INVOLVES RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

--------------------------------------------------------------------------------

ANNUAL OPERATING EXPENSES (as a percentage of average net assets)
--------------------------------------------------------------------------
                                                              CALIFORNIA
                                           CALIFORNIA        INTERMEDIATE-
                                          MONEY MARKET           TERM
                                            PORTFOLIO          PORTFOLIO
                                     ----------------------- -------------
                                     CLASS A CLASS B CLASS C    CLASS A
                                     ------- ------- ------- -------------
Management/Advisory Fees (after fee
 waivers)/1/                            .18%    .18%    .18%     .12%
12b-1 Fees/2/                           .06%    .36%    .56%     .08%
Other Expenses                          .04%    .04%    .04%     .35%
--------------------------------------------------------------------------
Total Operating Expenses (after fee
 waivers)/3/                            .28%    .58%    .78%     .55%
--------------------------------------------------------------------------

1 The Manager and the Adviser have waived, on a voluntary basis, a portion of their fees for the California Intermediate-Term Portfolio and the Manager has waived, on a voluntary basis, a portion of its fees for the California Money Market Portfolio. The Management/Advisory fees shown reflect these Voluntary Waivers. Each of the Adviser and the Manager reserves the right to terminate its waiver at any time in its sole discretion. Absent such fee waivers, Management/Advisory fees would be .27% for the California Money Market Portfolio and .57% for the California Intermediate-Term Portfolio.

2 The 12b-1 fees shown reflect the current 12b-1 budget for reimbursement of expenses. The maximum 12b-1 fees payable by Class A shares of either Portfolio are .30%, by Class B shares of the California Money Market Portfolio are .60% and by Class C of the California Money Market Portfolio are .80%.

3 Absent the voluntary fee waivers described above, Total Operating Expenses for Class A, B and C shares of the California Money Market Portfolio would be .37%, .67%, and .87%, respectively, and 1.00% for the California Intermediate-Term Portfolio.

EXAMPLE
--------------------------------------------------------------------------------
An investor in a Portfolio would pay
the following expenses on a $1,000
investment assuming (1) 5% annual
return and (2) redemption at the end
of each time period:

                                                   1 YR. 3 YRS. 5 YRS. 10 YRS.
                                                   ----- ------ ------ -------
California Money Market Portfolio:
Class A                                              $3    $9    $16     $36
Class B                                              $6   $19    $32     $73
Class C                                              $8   $25    $43     $97
California Intermediate-Term
Portfolio:
Class A                                              $6   $18    $31     $69
------------------------------------------------------------------------------

"Other Expenses" for the California Intermediate-Term Portfolio is based on estimated amounts for the current fiscal year. THE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

The purpose of the expense table and example is to assist the investor in understanding the various costs and expenses that may be directly or indirectly borne by investors to a Portfolio. A person who purchases shares through a financial institution may be charged separate fees by that institution. The information in the foregoing table and example relates only to Class A, and in the case of the California Money Market Portfolio Class A, Class B and Class C shares. Each Portfolio also offers ProVantage Funds shares, which are subject to the same expenses except that ProVantage Funds shares bear different distribution costs and additional transfer agent costs and, in the case of the California Intermediate-Term Portfolio, a sales load. Additional information may be found under "The Manager and Shareholder Servicing Agent," "Distribution" and "The Adviser."

Long-term shareholders may pay more than the economic equivalent of the maximum front-end sales charges otherwise permitted by the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD").

THE TRUST ______________________________________________________________________

SEI Tax Exempt Trust (the "Trust") is an open-end management investment company that offers units of beneficial interest ("shares") in separate investment portfolios. This Prospectus offers Class A, Class B and Class C shares of the Trust's California Tax Exempt Portfolio (the "California Money Market Portfolio") and Class A shares of the Trust's California Intermediate-Term Municipal Portfolio (the "California Intermediate-Term Portfolio") (each of these two, a "Portfolio"). Each class provides for variation in distribution or transfer agent costs, voting rights, and dividends, and in the case of the California Intermediate-Term Portfolio, sales loads. Shares in the Portfolio may also be purchased through the Portfolio's ProVantage Funds Class. Additional information pertaining to the Trust may be obtained by writing to SEI Financial Services Company, 680 East Swedesford Road, Wayne, PA 19087-1658 or by calling 1-800-342-5734.

INVESTMENT
OBJECTIVES AND
POLICIES _______________________________________________________________________

CALIFORNIA        The California Money Market Portfolio's investment objective
MONEY MARKET      is to preserve principal value and maintain a high degree of
PORTFOLIO         liquidity while providing current income exempt from federal and, to the extent possible, California state personal income taxes.

CALIFORNIA        The California Intermediate-Term Portfolio's investment
INTERMEDIATE-     objective is a high level of current income, exempt from
TERM PORTFOLIO    both federal and California state personal income taxes,
                  consistent with the preservation of capital.

                     There can be no assurance that either Portfolio will be
                  able to achieve its investment objective.

                     It is a fundamental policy of each Portfolio to invest,
                  under normal conditions, at least 80% of its net assets in municipal securities that produce interest that, in the opinion of bond counsel, is exempt from federal income tax (collectively, "Municipal Securities"), and each Portfolio will invest, under normal conditions, at least 80% of its net assets in securities the interest on which is not a preference item for purposes of the alternative minimum tax ("AMT"). Under normal conditions, at least 65% of each Portfolio's assets will be invested in municipal obligations the interest on which is exempt from California state personal income tax. These constitute municipal obligations of the state of California and its political subdivisions or municipal authorities and municipal obligations issued by territories or possessions of the United States. Each Portfolio may invest, under normal conditions, up to 20% of its net assets in (1) Municipal Securities the interest on which is a preference item for purposes of AMT (although neither Portfolio has a present intention of investing in such securities) and (2) taxable investments. In addition, for temporary defensive purposes when its investment adviser (the "Adviser") determines that market conditions warrant, each Portfolio may invest up to 100% of its assets in municipal obligations of states other than California or taxable money market instruments (including repurchase agreements, U.S. Treasury securities and instruments of certain U.S. commercial banks or savings and loan institutions).

                     For its services to the California Intermediate-Term
                  Portfolio, the Adviser is entitled to a fee, which is calculated daily and paid monthly, at an annual rate of .18% of the combined average daily net assets of the non-money market portfolios of the Trust advised by the Adviser up to $150 million, and .16% of such assets in excess of $150 million. Such fees are allocated daily among these portfolios on the basis of their relative net assets. The Adviser has voluntarily agreed to waive a portion of its fee, as described under "The Manager and Shareholder Servicing Agent."

DISTRIBUTION ___________________________________________________________________

                  SEI Financial Services Company (the "Distributor"), a wholly-owned subsidiary of SEI, serves as the Portfolios' distributor pursuant to a distribution agreement (the "Distribution Agreement") with the Trust. Each class of each Portfolio has a separate distribution plan (the "Class A Plan," "Class B Plan," "Class C Plan," and "ProVantage Funds Plan" and each a "Distribution Plan"), pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"). The Trust intends to operate the Distribution Plans in accordance with their terms and with NASD rules concerning sales charges. The Trust may also execute brokerage or other agency transactions through the Distributor for which the Distributor may receive usual and customary compensation.

                     The Distribution Agreement and each Distribution Plan
                  provide for reimbursement for expenses incurred by the Distributor in an amount not to exceed .30% of a Portfolio's net assets on an annualized basis provided those expenses are permissible as to both type and amount under a budget. The Budget must be approved and monitored quarterly by the Trustees including those who are not interested persons and have no financial interest in the Plan or any related agreement.

                     Distribution-related expenses reimbursable to the
                  Distributor under the budget include those related to the costs of advertising and sales materials, the costs of federal and state securities laws registration, advertising expenses, and promotional and sales expenses including expenses for travel, communication and compensation and benefits for sales personnel. The Trust is not obligated to reimburse the Distributor for any expenditures in excess of the approved budget. Currently, the budget for the California Money Market Portfolio (shown here as a percentage of daily net assets) is .06% and the budget for the California Intermediate-Term Portfolio is .08% of its average daily net assets. Distribution expenses not attributable to a specific portfolio are allocated among each of the portfolios of the Trust based on average net assets.

                     Under the Class B and Class C Plans, the Trust will pay
                  the Distributor an additional fee, at an annual rate of .30% of the California Money Market Portfolio's average daily net assets attributable to Class B shares and .50% of the California Money Market Portfolio's average daily net assets attributable to Class C shares. The Distributor may use these additional payments to compensate Class B and Class C shareholders that provide distribution-related services to their customers. These additional payments are not directly tied to expenses incurred by the Distributor, and the additional payments the Distributor receives during any year may therefore be higher or lower than its actual expenses. This fee arrangement is characterized as a "compensation" arrangement. In contrast to a "reimbursement" arrangement such as that described above. These institutions may also charge separate fees for those and related services. It is possible that an institution may offer different classes of shares to its customers and thus receive compensation with respect to different classes. Certain Class B and Class C shareholders may be required to register as dealers pursuant to state laws.

                     The Distributor may, from time to time in its sole
                  discretion, institute one or more promotional incentive programs, which will be paid by the Distributor from the sales charge it receives or from any other source available to it. Under any such program, the Distributor will provide promotional incentives, in the form of cash or other compensation, including merchandise, airline vouchers, trips and vacation packages, to all dealers selling shares of the Portfolios. Such promotional incentives will be offered uniformly to all dealers and predicated upon the amount of shares of the Portfolios sold by the dealer.

PURCHASE AND
REDEMPTION
OF SHARES ______________________________________________________________________

                  Financial institutions may acquire shares of each Portfolio for their own account or as a record owner on behalf of fiduciary, agency or custody accounts by placing orders with the Transfer Agent. Institutions that use certain SEI proprietary systems may place orders electronically through those systems. State securities laws may require banks and financial institutions purchasing shares for their customers to register as dealers pursuant to state laws. Financial institutions which purchase shares for the accounts of their customers may impose separate charges on these customers for account services. Financial institutions may impose an earlier cut-off time for receipt of purchase orders directed through them to allow for processing and transmittal of these orders to the Transfer Agent for effectiveness the same day. Shares of either Portfolio are offered only to residents of states in which the shares are eligible for purchase.

                     Shares of each Portfolio may be purchased or redeemed on
                  days on which the New York Stock Exchange is open for business ("Business Days"). Shareholders who desire to purchase shares for cash must place their orders with the Distributor prior to the calculation of net asset value on any Business Day for the order to be accepted on that Business Day. Cash investments must be transmitted or delivered in federal funds to the wire agent by the close of business on the same day the order is placed for the California Money Market Portfolio and on the Business Day following the day the order is placed for the California Intermediate-Term Portfolio. The Trust reserves the right to reject a purchase order when the Distributor determines that it is not in the best interest of the Trust or shareholders to accept such purchase order.

                     Purchase and redemption orders may be placed by
                  telephone. Neither the Trust nor its transfer agent will be responsible for any loss, liability, cost or expense for acting upon wire instructions or upon telephone instructions that it reasonably believes to be genuine. The Trust and its transfer agent will each employ reasonable procedures to confirm that instructions communicated by telephone are genuine, including requiring a form of personal identification prior to acting upon instructions received by telephone and recording telephone instructions.

                     If market conditions are extraordinarily active, or other
                  extraordinary circumstances exist, and you experience difficulties placing redemption orders by telephone, you may wish to consider placing your order by other means.

PERFORMANCE ____________________________________________________________________

                  From time to time the California Money Market Portfolio may advertise its "current yield" and "effective yield," and the California Intermediate-Term Portfolio may advertise its yield and total return. Each Portfolio may also advertise a "tax equivalent yield". These figures are based on historical earnings and are not intended to indicate future performance. No representation can be made concerning actual future yields or returns.

                     The "current yield" of the California Money Market
                  Portfolio refers to the income generated by an investment in the Portfolio over a seven-day period (which period will be stated in the advertisement). This income is then "annualized". That is, the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment. The "effective yield" (also called "effective compound yield") is calculated similarly but, when annualized, the income earned by an investment in the Portfolio is assumed to be reinvested. The "effective yield" will be slightly higher than the "current yield" because of the compounding effect of this assumed reinvestment.

                     The yield of the California Intermediate-Term Portfolio
                  refers to the annualized income generated by a hypothetical investment, net of any sales charge imposed in the case of ProVantage Funds shares, in the Portfolio over a specified 30-day period. The yield is calculated by assuming that the same amount of income generated by the investment during that period is generated in each 30-day period over one year and is shown as a percentage of the investment. The total return of this Portfolio refers to the average compounded rate of return to a hypothetical investment for designated time periods (including, but not limited to, the period from which the Portfolio commenced operations through the specified date), assuming that the entire investment is redeemed at the end of each period and assuming the reinvestment of all dividend and capital gain distributions.

                     A "tax equivalent yield" is calculated by determining the
                  rate of return that would have been achieved on a fully taxable investment to produce the after-tax equivalent of a Portfolio's yield, assuming certain tax brackets for a shareholder.

                     For any Portfolio, the performance on Class A shares will
                  normally be higher than that on Class B, Class C shares or ProVantage Funds shares because of the additional distribution expenses charged to Class B and Class C shares and the sales load (when applicable) and additional distribution and transfer agent expenses charged to ProVantage Funds shares.

                     A Portfolio may periodically compare its performance to
                  that of other mutual funds tracked by mutual fund rating services (such as Lipper Analytical) or by financial and business publications and periodicals, broad groups of comparable mutual funds, unmanaged indices which may assume investment of dividends but generally do not reflect deductions for administrative and management costs, or other investment alternatives.

                     The California Intermediate-Term Portfolio may quote
                  Morningstar, Inc., a service that ranks mutual funds on the basis of risk-adjusted performance. The California Intermediate-Term Portfolio may use long-term performance of these capital markets to demonstrate general long-term risk versus reward scenarios and could include the value of a hypothetical investment in any of the capital markets. The California Intermediate-Term Portfolio may also quote financial and business publications and periodicals as they relate to fund management, investment philosophy, and investment techniques.

                     The California Intermediate-Term Portfolio may quote
                  various measures of volatility and benchmark correlation in advertising and may compare these measures to those of other funds. Measures of volatility attempt to compare historical share price fluctuations or total returns to a benchmark while measures of benchmark correlation indicate how valid a comparative benchmark might be. Measures of volatility and correlation are calculated using averages of historical data and cannot be calculated precisely.

TAXES __________________________________________________________________________

                  The following summary of federal income tax consequences is based on current tax laws and regulations, which may be changed by legislative, judicial or administrative action. No attempt has been made to present a detailed explanation of the federal, state or local income tax treatment of the Portfolio or its shareholders. Accordingly, shareholders are urged to consult their tax advisers regarding specific questions as to federal, state and local income taxes. State and local tax consequences of an investment in the Portfolio may differ from the federal income tax consequences described below. Additional information concerning taxes is set forth in the Statement of Additional Information.

Tax Status of     Each Portfolio is treated as a separate entity for federal
each Portfolio    income tax purposes and is not combined with the Trust's
                  other portfolios. Each Portfolio intends to continue to qualify for the special tax treatment afforded regulated investment companies ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), so as to be relieved of federal income tax on net investment company taxable income and net capital gain (the excess of net long-term capital gain over net short-term capital loss) distributed to shareholders.

                  portfolio and all assets of such portfolio belong to that portfolio and would be subject to liabilities related thereto.

                     The Trust pays its expenses, including fees of its
                  service providers, audit and legal expenses, expenses of preparing prospectuses, proxy solicitation materials and reports to shareholders, costs of custodial services and registering the shares under federal and state securities laws, pricing, insurance expenses, litigation and other extraordinary expenses, brokerage costs, interest charges, taxes and organization expenses.

Trustees of the   The management and affairs of the Trust are supervised by
Trust             the Trustees under the laws of the Commonwealth of
                  Massachusetts. The Trustees have approved contracts under which, as described above, certain companies provide essential services to the Trust.

Voting Rights     Each share held entitles the shareholder of record to one
                  vote. The shareholders of each portfolio or class will vote separately on matters relating solely to that portfolio or class, such as any distribution plan. As a Massachusetts business trust, the Trust is not required to hold annual meetings of shareholders but approval will be sought for certain changes in the operation of the Trust and for the election of Trustees under certain circumstances. In addition, a Trustee may be removed by the remaining Trustees or by shareholders at a special meeting called upon written request of shareholders owning at least 10% of the outstanding shares of the Trust. In the event that such a meeting is requested the Trust will provide appropriate assistance and information to the shareholders requesting the meeting.

Reporting         The Trust issues unaudited financial information semi-
                  annually and audited financial statements annually. The
                  Trust furnishes proxy statements and other reports to shareholders of record.

Shareholder       Shareholder inquiries should be directed to the Manager. SEI
Inquiries         Financial Management Corporation, 680 E. Swedesford Road,
                  Wayne, Pennsylvania, 19087.

Dividends         The net investment income (exclusive of capital gains) of
                  each Portfolio is distributed in the form of dividends. The
                  California Money Market Portfolio declares dividends daily, and shareholders of record at the close of each Business Day will be entitled to receive that day's dividend. The
                  California Money Market Portfolio pays dividends on the first Business Day of each month. The California
                  Intermediate-Term Portfolio declares dividends periodically, and shareholders of record on the last record date of each period will be entitled to receive the periodic dividend distribution, which is generally paid on the 10th Business
                  Day of the following month. If any net capital gains are realized by either Portfolio, they will be distributed annually. Shareholders automatically receive all income dividends and capital gain distributions in additional shares, unless the shareholder has elected to take such payment in cash. Shareholders may change their election by providing written notice to the Manager at least 15 days prior to the distribution.

                     The dividends on Class A shares of the Portfolio are
                  normally higher than those on Class B, Class C or ProVantage Funds shares because of the additional distribution expenses charged to Class B and Class C shares and the additional distribution and transfer agent expenses charged to ProVantage Funds shares.

Counsel and       Morgan, Lewis & Bockius serves as counsel to the Trust.
Independent       Arthur Andersen LLP serves as the independent public
Public            accountants of the Trust.
Accountants

Custodian and     CoreStates Bank, N.A., Broad and Chestnut Streets, P.O. Box
Wire Agent        7618, Philadelphia, PA 19101, serves as Custodian of the
                  Trust's assets and acts as wire agent of certain cash of the Trust. The Custodian holds cash, securities and other assets of the Trust as required by the Investment Company Act of 1940, as amended.

DESCRIPTION OF
PERMITTED
INVESTMENTS
AND RISK FACTORS _______________________________________________________________

                  The following is a description of certain of the permitted investments for the Portfolios, and the associated risk factors:

Commercial        Commercial Paper is a term used to describe unsecured short-
Paper             term promissory notes issued by banks, municipalities,
                  corporations and other entities. Maturities on these issues vary from a few to 270 days.

Municipal         Municipal Securities consist of (i) debt obligations issued
Securities        by or on behalf of public authorities to obtain funds to be used for various public facilities, for refunding outstanding obligations, for general operating expenses and for lending such funds to other public institutions and facilities, and (ii) certain private activity and industrial development bonds issued by or on behalf of public authorities to obtain funds to provide for the construction, equipment, repair or improvement of privately operated facilities.

                     General obligation bonds are backed by the taxing power
                  of the issuing municipality. Revenue bonds are backed by the revenues of a project or facility, tolls from a toll bridge, for example. Certificates of participation represent an interest in an underlying obligation or commitment such as an obligation issued in connection with a leasing arrangement. The payment of principal and interest on private activity and industrial development bonds generally is dependent solely on the ability of the facility's user to meet its financial obligations and the pledge, if any, of real and personal property so financed as security for such payment.

                     Municipal notes include general obligation notes, tax
                  anticipation notes, revenue anticipation notes, bond anticipation notes, certificates of indebtedness, demand notes and construction loan notes and participation interests in municipal notes. Municipal bonds

PROSPECTUS
DECEMBER 31, 1994
--------------------------------------------------------------------------------

TAX FREE PORTFOLIO

--------------------------------------------------------------------------------

Please read this Prospectus carefully before investing, and keep it on file for future reference. It contains information that can help you decide if the Portfolio's investment goals match your own.

A Statement of Additional Information dated December 31, 1994 has been filed with the Securities and Exchange Commission and is available without charge through the Distributor, SEI Financial Services Company, 680 East Swedesford Road, Wayne, PA 19087 or by calling 1-800-437-6016. The Statement of Additional Information is incorporated into this Prospectus by reference.

SEI Tax Exempt Trust (the "Trust") is a mutual fund that offers shareholders a convenient means of investing their funds in one or more professionally managed diversified and non-diversified portfolios of securities. The Tax Free Portfolio offers two classes of shares, Class A and ProVantage Funds shares. ProVantage Funds shares differ from Class A shares primarily in the allocation of certain distribution expenses and transfer agent fees. ProVantage Funds shares are available through SEI Financial Services Company (the Trust's distributor), and through participating broker-dealers, financial institutions and other organizations. This Prospectus offers ProVantage Funds shares of the money market portfolio (the "Portfolio") listed above.

AN INVESTMENT IN THE PORTFOLIO IS NEITHER INSURED NOR GUARANTEED BY THE U.S. GOVERNMENT, AND THERE CAN BE NO ASSURANCE THAT THE PORTFOLIO WILL BE ABLE TO MAINTAIN A STABLE NET ASSET VALUE OF $1.00 PER SHARE.
--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

 THE TRUST'S SHARES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK. THE SHARES ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. INVESTMENT IN THE SHARES INVOLVES RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

--------------------------------------------------------------------------------

PORTFOLIO EXPENSES _____________________________________________________________

The purpose of the following table is to help you understand the various cost and expenses that you, as a shareholder, will bear directly or indirectly in connection with an investment in ProVantage Funds shares.

SHAREHOLDER TRANSACTION EXPENSES (as a percentage of offering price)
--------------------------------------------------------------------------------
Maximum Sales Load Imposed on Purchases (as a percentage of offering
 price)                                                                     None
Maximum Sales Load Imposed on Reinvested Dividends (as a percentage of
 offering price)                                                            None
Redemption Fees/1/                                                          None
--------------------------------------------------------------------------------

ANNUAL OPERATING EXPENSES (as a percentage of average net assets)
--------------------------------------------------------------------------------
Management/Advisory Fees (after fee waiver)/2/                              .34%
12b-1 Fees (after fee waiver)/3/                                            .26%
Other Expenses                                                              .20%
--------------------------------------------------------------------------------
Total Operating Expenses (after fee waiver)/4/                              .80%
--------------------------------------------------------------------------------

1 A charge, currently $10.00, is imposed on wires of redemption proceeds.

2 The Manager has waived, on a voluntary basis, a portion of its fees, and the Management/Advisory fees shown reflect this voluntary waiver. The Manager reserves the right to terminate its waiver at any time in its sole discretion. Absent such waiver, the Management/Advisory fee for the ProVantage Funds shares of the Portfolio would be .40%.

3 The 12b-1 fees shown reflect the Portfolio's current 12b-1 budget for reimbursement of expenses and the Distributor's voluntary waiver of a portion of its compensatory fee. The Distributor reserves the right to terminate its waiver at any time in its sole discretion. The maximum 12b-1 fees payable by ProVantage Funds shares of the Portfolio are .55%.

4 Absent the voluntary fee waivers described above, Total Operating Expenses for ProVantage Funds shares of the Portfolio would be .86%.

EXAMPLE
--------------------------------------------------------------------------------
You would pay the following expenses
on a $1,000 investment in the
ProVantage Funds shares assuming
(1) 5% annual return and (2) redemption
at the end of each time period:
                                               1 YR.   3 YRS.   5 YRS.   10 YRS.
                                               -----   ------   ------   -------
                                                 $8     $26      $44       $99
--------------------------------------------------------------------------------

THE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSE AND ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

A person that purchases shares through an account with a financial institution may be charged separate fees by the financial institution. The information set forth in the foregoing table and example relates only to the ProVantage Funds shares (a class of shares of the Portfolio). The Portfolio also offers Class A shares, which are subject to the same expenses as the Portfolio's ProVantage Funds shares except that Class A shares bear different distribution and transfer agent costs. Additional information may be found under "The Manager and Shareholder Servicing Agent", "Distribution", and "The Adviser".

Long-term shareholders may pay more than the economic equivalent of the maximum front end sales charges permitted by the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD").

DISTRIBUTION ___________________________________________________________________

                  SEI Financial Services Company (the "Distributor"), a wholly-owned subsidiary of SEI, serves as the Portfolio's distributor pursuant to a distribution agreement (the "Distribution Agreement") with the Trust. Each class of the Portfolio has a separate distribution plan (the "Class A Plan" and "ProVantage Funds Plan"; and each, a "Plan"), pursuant to Rule 12b-1 under the Investment Company Act of 1940. The Trust intends to operate the Plans in accordance with their terms and with the NASD rules concerning sales charges. The Trust may also execute brokerage or other agency transactions through the Distributor for which the Distributor may receive usual and customary compensation.

                     The Distribution Agreement and each Plan provide for
                  reimbursement for expenses incurred by the Distributor in an amount not to exceed .30% of the Portfolio's average daily net assets on an annualized basis provided those expenses are permissible as to both type and amount under a budget, and the ProVantage Funds Plan provides for additional payments for distribution and shareholder services, as described below. The budget must be approved and monitored quarterly by the Trustees including those who are not interested persons and have no financial interest in the Plan or any related agreement.

                     Distribution-related expenses reimbursable to the
                  Distributor under the budget include those related to the costs of advertising and sales materials, the costs of federal and state securities laws registration, advertising expenses, and promotional and sales expenses including expenses for travel, communication and compensation and benefits for sales personnel. The Trust is not obligated to reimburse the Distributor for any expenditures in excess of the approved budget. Currently, the budget for the Portfolio is set at an annual rate of .06% of its average daily net assets. Distribution expenses not attributable to a specific portfolio are allocated among each of the portfolios of the Trust based on average net assets.

                     The ProVantage Funds Plan, in addition to providing for
                  the reimbursement payments described above, provides for payments to the Distributor at an annual rate of .25% of the Portfolio's average daily net assets attributable to ProVantage Funds shares. These additional payments are characterized as "compensation," and are not directly tied to expenses incurred by the Distributor; the payments the Distributor receives during any year may therefore be higher or lower than its actual expenses. This additional payment may be used to compensate the Distributor for its services in connection with distribution assistance or provison of shareholder services, and some or all of it may be used to pay financial institutions and intermediaries such as banks, savings and loan associations, insurance companies, and investment counselors, broker-dealers and the Distributor's affiliates and subsidiaries for services or reimbursement of expenses incurred in connection with distribution assistance or provision of shareholder services. If the Distributor's expenses are less than its fees under the ProVantage Funds Plan, the Trust will still pay the full fee and the Distributor will realize a profit, but the Trust will not be obligated to pay in excess of the full fee, even if the Distributor's actual expenses are higher. Currently, the Distributor is taking this additional

                  "compensation" payment under the ProVantage Funds Plan at a rate of only .20% of the Portfolio's average daily net assets, on an annualized basis, attributable to ProVantage Funds shares.

                     These institutions may also charge separate fees to their
                  customers. It is possible that an institution may offer different classes of shares to its customers and thus receive different compensation with respect to different classes.

                     Certain financial institutions offering shares to their
                  customers may be required to register as dealers pursuant to state laws.

                     The Distributor may, from time to time in its sole
                  discretion, institute one or more promotional incentive programs, which will be paid by the Distributor from the sales charge it receives or from any other source available to it. Under any such program, the Distributor will provide promotional incentives, in the form of cash or other compensation, including merchandise, airline vouchers, trips and vacation packages, to all dealers selling shares of the Portfolio. Such promotional incentives will be offered uniformly to all dealers and predicated upon the amount of shares of the Portfolio sold by the dealer.

PERFORMANCE ____________________________________________________________________

                  The performance on ProVantage Funds shares will normally be lower than that on Class A shares of the Portfolio because of the additional distribution and transfer agent expenses charged to ProVantage Funds shares.

                     From time to time the Portfolio may advertise its
                  "current yield" and "effective yield", and may advertise a "tax equivalent yield". These figures are based on historical earnings and are not intended to indicate future performance. No representation can be made concerning actual future yields.

                     The "current yield" of the Portfolio refers to the income
                  generated by an investment in the Portfolio over a seven-day period (which period will be stated in the advertisement). This income is then "annualized". That is, the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment. The "effective yield" (also called "effective compound yield") is calculated similarly but, when annualized, the income earned by an investment in the Portfolio is assumed to be reinvested. The "effective yield" will be slightly higher than the "current yield" because of the compounding effect of this assumed reinvestment.

                     A "tax equivalent yield" is calculated by determining the
                  rate of return that would have been achieved on a fully taxable investment to produce the after-tax equivalent of the Portfolio's yield, assuming certain tax brackets for a shareholder.

                     The Portfolio may periodically compare its performance to
                  that of other mutual funds tracked by mutual fund rating services (such as Lipper Analytical) or by financial and business publications and periodicals, broad groups of comparable mutual funds, unmanaged indices which may assume investment of dividends but generally do not reflect communicated by telephone are genuine, including requiring a form of personal identification prior to acting upon instructions received by telephone and recording telephone instructions. If market conditions are extraordinarily active, or other extraordinary circumstances exist, and you experience difficulties placing redemption orders by telephone, you may wish to consider placing your order by other means.

Systematic        Please note that if withdrawals exceed income dividends,
Withdrawal Plan   your invested principal in the account will be depleted.
("SWP")           Thus, depending upon the frequency and amounts of the
                  withdrawal payments and/or any fluctuations in the net asset value per share, your original investment could be exhausted entirely. To participate in the SWP, you must have your dividends automatically reinvested. You may change or cancel the SWP at any time, upon written notice to the Transfer
                  Agent.

How to Close      An account may be closed by providing written notice to the
your Account      Transfer Agent. You may also close your account by telephone if you have previously elected telephone options on your account application.

GENERAL
INFORMATION ____________________________________________________________________

The Trust         SEI Tax Exempt Trust (the"Trust") was organized as a
                  Massachusetts business trust under a Declaration of Trust dated March 15, 1982. The Declaration of Trust permits the
                  Trust to offer separate portfolios of shares and different classes of each portfolio. Shareholders may purchase shares in the Portfolio through two separate classes: Class A and ProVantage Funds, which provide for variation in distribution and transfer agent costs, voting rights, and dividends. This Prospectus offers ProVantage Funds shares of the Trust's Tax Free Portfolio. In addition to the
                  Portfolio, the Trust consists of the following portfolios:
                  Institutional Tax Free Portfolio, California Tax Exempt
                  Portfolio, Intermediate-Term Municipal Portfolio,
                  Pennsylvania Municipal Portfolio, Kansas Tax Free Income
                  Portfolio, Massachusetts Intermediate-Term Municipal
                  Portfolio, California Intermediate-Term Municipal Portfolio,
                  Bainbridge Tax Exempt Portfolio, New York Intermediate-Term
                  Municipal Portfolio and Pennsylvania Tax Free Portfolio.
                  Additional information pertaining to the Trust may be obtained by writing to SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, Pennsylvania 19087 or by calling 1-800-437-6016. All consideration received by the Trust for shares of any portfolio and all assets of such portfolio belong to that portfolio and would be subject to liabilities related thereto.

                     The Trust pays its expenses, including fees of its
                  service providers, audit and legal expenses, expenses of preparing prospectuses, proxy solicitation material and reports to shareholders, costs of custodial services and registering the shares under federal and state securities laws, pricing, insurance expenses, litigation and other extraordinary expenses, brokerage costs, interest charges, taxes and organization expenses.

Trustees of the   The management and affairs of the Trust are supervised by
Trust             the Trustees under the laws of the Commonwealth of
                  Massachusetts. The Trustees have approved contracts under which, as described above, certain companies provide essential management services to the Trust.

Voting Rights     Each share held entities the shareholder of record to one
                  vote. The shareholders of each portfolio or class of the Trust will vote separately on matters relating solely to that portfolio or class, such as any distribution plan. As a Massachusetts business trust, the Trust is not required to hold annual meetings of shareholders but shareholders' approval will be sought for certain changes in the operation of the Trust and for the election of Trustees under certain circumstances. In addition, a Trustee may be removed by the remaining Trustees or by shareholders at a special meeting called upon written request of shareholders owning at least
                  10% of the outstanding shares of the Trust. In the event that such a meeting is requested the Trust will provide appropriate assistance and information to the shareholders requesting the meeting.

Reporting         The Trust issues unaudited financial information semi-
                  annually and audited financial statements annually. The
                  Trust furnishes proxy statements and other reports to shareholders of record.

Shareholder       Shareholder inquiries should be directed to the Manager, SEI
Inquiries         Financial Management Corporation, P.O. Box 451, Wayne,
                  Pennsylvania, 19087-0451.

Dividends         The net investment income (exclusive of capital gains) of
                  the Portfolio is determined and declared on each Business
                  Day as a dividend for shareholders of record as of the close of business on that day. Dividends are paid by the Portfolio in cash or in additional shares at the discretion of the shareholder on the first Business Day of each month.
                  Currently, capital gains, if any, are distributed at the end of the calendar year.

                     The dividends on ProVantage Funds shares of the Portfolio
                  will normally be lower than those on Class A shares because of the additional distribution and transfer agent expenses charged to ProVantage Funds shares.

                     Shareholders automatically receive all income dividends
                  and capital gain distributions in additional shares, unless the shareholder has elected to take such payment in cash. Shareholders may change their election by providing written notice to the Manager at least 15 days prior to the distribution.

Counsel and       Morgan, Lewis & Bockius serves as counsel to the Trust.
Independent       Arthur Andersen LLP serves as the independent public
Public            accountants of the Trust.
Accountants

Custodian and     CoreStates Bank, N.A., Broad and Chestnut Streets, P.O. Box
Wire Agent        7618, Philadelphia, PA 19101, serves as custodian of the
                  Trust's assets and acts as wire agent of certain cash of the Trust. The custodian holds cash, securities and other assets of the Trust as required by the Investment Company Act of 1940.